                                                        Exhibit (d)(8)

Prudential Investments LLC

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

March 1, 2009

The Board of Trustees

JennisonDryden Opportunity Funds

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:      Cap on Fund Expenses: Jennison Small Cap Opportunity Fund

To the Board of Trustees:

Effective March 1, 2009, Prudential Investments LLC (“PI”), as Investment Manager of JennisonDryden Opportunity Funds, has contractually agreed to reimburse expenses and/or waive fees for the Jennison Small Cap Opportunity Fund (the Fund), through June 30, 2010, so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, do not exceed the indicated amount:

Fund Name	Expense Cap

Jennison Small Cap Opportunity Fund	1.20% of average daily net assets

Prudential Investments LLC

By:	____________________
Robert F. Gunia Executive Vice President & Chief Operations Officer